Exhibit 99.1

Infonet Services Corporation

Morgan Molthrop

+1-310-335-2606

morgan_molthrop@infonet.com

Infonet Announces Fiscal 2005 First Quarter Results

First quarter fiscal 2005 vs. first quarter 2004

•	Revenue increases by six percent.

•	Operating costs and expenses decrease as a percentage of revenue.

•	Operating loss narrows.

El Segundo, CA – August 9, 2004 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for the period ended July 2, 2004, Infonet’s first quarter of fiscal year 2005.

Revenue

Revenue for the first quarter of fiscal 2005 rose six percent to $157.6 million, compared with $149.1 million for the same period a year ago.

Expenses

Operating costs and expenses for the first quarter of fiscal 2005 totaled $173.2 million, compared with $168.6 million in the first quarter of fiscal 2004, an increase of three percent.

Communications services costs and integration and provisioning costs generally have a direct correlation to revenues. These two cost elements amounted to $79.9 million or 51 percent of revenues, compared with $75.7 million or 51 percent in fiscal 2004.

Bandwidth and related costs, network operations and selling, general and administrative expenses are generally leverageable and, therefore, are targeted to decline as a percentage of revenues as revenues grow. These three cost elements amounted to $93.3 million or 59 percent of first quarter revenues, compared with $92.9 million or 62 percent of revenues in the first quarter of the prior fiscal year. The absolute dollar increase was approximately $0.4 million, which indicates that these costs, in the aggregate, were essentially flat despite revenue growth of six percent.

Management continues to focus on expense control and attaining greater operational leverage from fixed costs, and first quarter results compared to last year’s comparable quarter continue to reflect the improved leverage the company is gaining over its expenses as revenues increase.

Depreciation and amortization expenses increased to $21.7 million in the first quarter, from $19.6 million in the same period last year.

Results of Operation

Infonet’s operating loss for the quarter totaled $15.6 million, an improvement from an operating loss of $19.6 million in the prior fiscal year’s first quarter.

Net loss for the first quarter of fiscal 2005 was $15.8 million, an improvement from a $19.8 million loss in the first quarter of fiscal 2004. The loss per share equaled $0.03 for the first quarter of fiscal 2005, compared to a $0.04 per share loss for the first quarter of fiscal 2004.

EBITDA1

Infonet has invested significant cash in long-lived assets that provides leverage as revenues grow. Infonet believes, therefore, that EBITDA (earnings before interest, taxes, depreciation and amortization) is a meaningful measure of operating performance.

EBITDA for the first quarter of fiscal 2005 was $4.8 million, a $6.4 million improvement compared to negative EBITDA of $1.6 million in the first quarter of fiscal 2004.

Capital Expenditures

The cash outlay for capital expenditures for the first quarter of fiscal 2005 totaled approximately $14 million, compared with $16.8 million in the same quarter a year ago.

(In thousands)	Q1 FY 2005	Q1 FY 2004
Net loss	$(15,767)	$(19,798)
Depreciation and amortization	21,673	19,562
Interest (income) expense, net	(1,700)	(2,006)
Provision for income taxes	619	644

EBITDA	$4,825	$(1,598)

Commentary

“First quarter results demonstrate continued organic revenue growth and expense control in line with our plans,” said Jose A. Collazo, CEO of Infonet. “We continue to expect to meet our previously-announced fiscal 2005 target of 10% revenue growth over fiscal 2004 and substantial EBITDA growth from the last fiscal year.

“Our margins are trending as planned, despite a very competitive pricing environment. In addition, we continue to enjoy a strong cash position with approximately $379 million in cash (cash equivalents and short-term investments).

“As verified by recent awards, we’ve been able to reduce costs without compromising our customer service, and we will continue to focus on the high-end, superior customer service that distinguishes us.

“In addition, we have been strengthening our products and services as well as developing new services to meet the demand from multinationals for wireless and wi-fi applications, mobility, security services, and voice and video applications over IP networks.

“For fiscal year 2005, we continue to expect our capital expenditures to be approximately 10% of total revenue. And we continue to expect that cash flow from operations will exceed our capital expenditure needs beginning late this fiscal year (fiscal 2005) and that we will turn profitable after taxes beginning in late fiscal 2006.”

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-Q with the Securities and Exchange Commission for the quarter ended July 2, 2004 on August 11, 2004. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review the financial results on Tuesday, August 10, 2004, at 9 a.m. Eastern Daylight Time (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-289-0518. Outside the United States, participants should call 1-913-981-5532.

For a live Web cast of the call and a full list of investor relations activities and presentations, please visit the investor relations portion of Infonet’s Web site: www.infonet.com.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Daylight Time on Tuesday, August 10, through midnight on August 14, 2004. The confirmation code for the replay is 678299.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for thousands of multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet has made forward-looking statements in this release. These statements, including comments related to revenue growth, EBITDA, and expense reduction, are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events.

The accuracy of the company’s forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network, our ability to reduce expenses and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10-K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Tables Follow)

Table 1 - Key Comparisons, in thousands, except EPS and percent change

	Q1
	FY05	FY04	% change
Income Statement Data
Revenues:
Network services	$81,798	$83,188	(2%)
Consulting, integration and provisioning services	62,239	52,769	18%
Applications services	10,566	9,072	16%
Other communication services	2,981	4,034	(26%)

Total revenues	157,584	149,063	6%

Operating costs and expenses:
Communication services costs	20,613	21,513	(4%)
Integration and provisioning costs	59,332	54,191	9%
Bandwidth and related costs	22,185	26,698	(17%)
Network operations	31,474	30,666	3%
Selling, general and administrative	39,622	35,565	11%

Total operating costs and expenses	173,226	168,633	3%

Operating loss	(15,642)	(19,570)	(20%)

Other income (expense):
Interest income	1,784	2,132	(16%)
Interest expense	(84)	(126)	(33%)
Equity in losses of unconsolidated affiliates	(796)	(739)	8%
Other, net	(166)	(933)	(82%)

Total other income, net	738	334	121%

Provision for income taxes	619	644	(4%)
Minority interest	244	(82)	(398%)
Net loss	$(15,767)	$(19,798)	(20%)

EPS	$(0.03)	$(0.04)	(20%)

Depreciation and amortization	$21,673	$19,562	11%

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$379,247	$413,160	(8%)
Current assets	$559,217	$601,622	(7%)
Total assets	$1,021,897	$1,075,853	(5%)
Current liabilities	$166,204	$166,804	(0%)
Total debt	$3,737	$5,525	(32%)
Total stockholders’ equity	$809,586	$865,318	(6%)